Employment Agreement This Employment Agreement (the “Agreement”) is made and entered into as of June 1, 2018 effective January 1, 2018 by and among Heidi S. DeWyngaert (the “Executive”) on the one side, and Bankwell Financial Group, Inc., a Connecticut bank holding company (the “Company”) and its wholly-owned bank subsidiary, Bankwell Bank (the "Bank") on the other. Unless a distinction is appropriate, the term "Company" in this Agreement shall include the Bank. WHEREAS Company desires to continue to employ the Executive on the terms and conditions set forth herein; and WHEREAS, the Executive desires to be employed by the Company on such terms and conditions. NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows: 1. Term. The Executive’s employment shall be effective as of January 1, 2018 (the “Effective Date”) and shall continue until December 31, 2019, unless terminated earlier pursuant to Section 5 of this Agreement. The period during which the Executive is employed by the Company hereunder including any renewal term is hereinafter referred to as the “Employment Term.” The Company shall notify the Executive no later than October 1, 2018 if it wishes to extend the Employment Term for an additional one-year term and on an annual basis thereafter by providing such written notice no later than October 1 in that year. If the Company does not provide such written notice by October 1 in the applicable year, the Employment Term shall expire on December 31, 2019 or the then current December 31 termination date. If the Employment Term is extended as provided herein, the Employment Term shall expire on December 31, 2020 or the then current December 31 termination date, and all of the provisions of this Agreement shall remain in effect during the period of such extension unless otherwise agreed in writing. If the Employment Term is not extended by the Company for an additional one-year term following the initial term expiration date of December 31, 2019 or subsequent anniversary dates, the Executive’s employment shall terminate as of December 31st in the then current year, and the Company shall pay to Executive a severance payment as provided in Section 5.1(a) below. 2. Position and Duties. 2.1 Position. The Executive will serve as Executive Vice President, Chief Lending Officer of the Company, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of the Company and as are customarily associated with such position as reasonably determined by the Company’s Chief Executive Officer. The Executive shall, if requested, also serve as a member of the Board of Directors of Bank affiliates or as an officer or director of any affiliate of the Company for no additional compensation. 1

2.2 Reporting/Flexibility. The Executive shall report directly to the Chief Executive Officer of the Company. The Company’s Chief Executive Officer may, during the Employment Term below, alter Executive’s job, position and/or reporting responsibilities as he deems appropriate to the effective management of the Company, provided that Executive shall at all times be on the senior executive team as Chief Lending Officer and shall at all times be a direct report to the Company’s Chief Executive Officer. 2.3 Effort and Exclusivity. The Executive shall devote substantially all of her business time and attention (other than during weekends, holidays, vacation periods, and periods of illness or leaves of absence) to the performance of the Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which could conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Chairperson of the Compensation Committee. Notwithstanding the foregoing, the Executive will be permitted to: (a) with the prior written consent of the Company’s Chairperson of the Compensation Committee act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization; and (b) with the prior written consent of the Company’s Chairperson of the Compensation Committee purchase or own less than two percent (2%) of the securities or ownership interests of any corporation, partnership or limited liability company; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation, partnership or limited liability company; provided further that, the activities described in clauses (a) and (b) do not materially interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder. Attached as Schedule A to the Agreement is a list of pre-approved outside engagements of the Executive. 3. Place of Performance. The principal place of the Executive’s employment shall be the Company’s executive office currently located in New Canaan, Connecticut; provided that, the Executive will be required to travel on Company business during the Employment Term as her responsibilities require. 4. Compensation. 4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $290,500 in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly. The Executive’s annual base salary may be increased from time to time by the Compensation Committee, but may not be decreased without the Executive’s written consent. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”. 4.2 Annual Incentive Plan or Program. The Executive shall be eligible to participate in the annual incentive compensation plan or program (“Annual Incentive”) available to other similarly situated executives of the Company, with customized targets and incentives as determined by the Company. The target cash incentive for calendar year 2018 is 30% of Base 2

Salary. 4.3 Long Term Plan. The Executive shall be eligible to participate in any long term incentive compensation plan or program available to other similarly situated executives of the Company, with customized targets and incentives as determined by the Company. The long term plan may be incorporated into or overlap with the Equity Awards program. 4.4 Equity Awards. During the Employment Term, the Executive shall be eligible to participate in equity awards under the 2012 Bankwell Financial Group, Inc. Stock Plan, as amended, or any successor plan (“Equity Awards”) as available to other similarly situated executives of the Company, with customized targets and incentives as determined by the Company. 4.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all general employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. 4.6 Business Expenses. Upon submission of appropriate invoices or vouchers, the Company shall pay or reimburse the Executive for all reasonable expenses incurred by her in the performance of her duties under this Agreement in furthering the business, and in keeping with the policies, of the Company. 4.7 Vacation. The Executive is entitled to paid time-off (“PTO”) as outlined in the Company’s personnel policy. 4.8 Insurance Policies, Key Man/BOLI Insurance. The Executive shall permit the Company to insure her life under a policy or policies of life insurance issued by an insurance company or companies selected by the Company, and to name the Company as sole or primary beneficiary thereunder. The Executive agrees to submit to any physical examinations which may be reasonably required in connection with such policies. In accordance with HIPAA, all information obtained in connection with the above- referenced insurance will be regarded as confidential and subject to applicable privacy laws. 4.9 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). 3

4.10 Required Regulatory Provisions. Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359. 4.11 Standard Deductions. All payments made under this Agreement shall be subject to any and all applicable taxes and withholdings and to the Company’s standard payroll practices. 5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by the Company at any time and for any reason. The Executive may resign her employment at any time subject to the terms hereof. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company, the Bank or any of their affiliates. 5.1 Non-Extension of the Term, Termination Without Cause or Resignation for Good Reason. (a) The Executive’s employment hereunder may be terminated upon the expiration of the Employment Term without extension by the Company in accordance with Section 1 or terminated by the Company at any time without Cause (as defined below) or by the Employee’s resignation for Good Reason (as defined below). If the Executive’s employment is so terminated, the Executive shall be entitled to receive: (i) Any unpaid Base Salary and Annual Incentive earned prior to the Termination Date (as defined in Section 5.7 below) in accordance with the Company’s customary payroll procedures; (ii) A payment equal to 2x (two times) the annual Base Salary; (iii) A payment equal to the product of (i) the target annual Incentive that the Executive could have earned under any incentive compensation or incentive plan or program (the "Target Incentive") for the full calendar year in which the Date of Termination occurs and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year. This amount shall be paid no later than March 15th of the year following the year in which the Termination Date occurs; (iv) If the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for herself and her dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on or before the fifteenth (15th) day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive 4 shall be eligible to receive such reimbursement until the earliest of: (i) the expiration of the twelve (12) month period beginning on the Termination Date (the "Severance Period"); (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives/becomes eligible to receive substantially similar coverage from another employer; (v) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the relevant plan and the applicable award agreements; and (vi) Reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy. Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”. 5.2 Termination for Cause or Resignation Without Good Reason. (a) The Executive’s employment hereunder may be terminated during the Employment Term by the Company for Cause or by the Executive without Good Reason. (b) For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s conviction of any crime involving fraud, embezzlement, theft or dishonesty, moral turpitude or any similar issue that in the reasonable opinion of the Board of Directors of the Company would materially and negatively impact the reputation of the Company, the Bank or any of their affiliates or the Executive’s ability to perform her duties hereunder; (ii) serious willful misconduct by the Executive, including a material violation of the Company’s Code of Conduct or the Executive’s material personal dishonesty in connection with the business or customers of the Company or the material breach of fiduciary duty to the Company, the Bank or their customers for personal profit; (iii) any material breach by the Executive of this Agreement; (iv) any willful failure by the Executive to follow a reasonable and lawful directive of the Company as described in Sections 2.1 and 2.2 above, other than any failure resulting from the Executive’s incapacity due to physical or mental injury or illness; (v) any willful failure to keep Confidential Information of the Company, Bank or their affiliates confidential in violation of the terms of this Agreement; (vi) the Executive’s arrest for any crime involving fraud, embezzlement, theft or dishonesty that in the reasonable opinion of a majority of the full membership 5 of the Board of Directors of the Company excluding the Executive which, as direct result of such arrest, has caused a material negative impact on the reputation of the Company or the Bank or prevents the Executive from substantially performing her duties hereunder; or (vii) if the regulatory authorities of the Company or the Bank issue an order removing the Executive from her positions at the Company or the Bank, or if such regulatory authorities inform the Board of Directors that the continuation of the Executive in her officer positions at the Company or the Bank would constitute an unsafe and unsound banking practice. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company and the Bank. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or either of the Bank or based upon the written advice of counsel for the Company or the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and the Bank. The Executive’s termination of employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of the majority of the Board of Directors of the Company called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board of Directors) finding that, in the good faith opinion of the Board of Directors, the Executive is guilty of any of the conduct described above, and specifying the particulars thereof in detail. To the extent that the Board of Directors wishes to terminate the Executive for Cause and the action or actions giving rise to Cause may be cured by the Executive, the Board of Directors will provide the Executive a thirty (30) day period within which she may cure such action or actions. In the event that the Executive is terminated for Cause based on Section 5.2(b)(i) or (vi) above and, after the case is fully adjudicated (including all appeals), the Executive is subsequently found innocent of these charges on the merits of the case by any court of competent jurisdiction or the appropriate administrative agency, then the Executive will be entitled to receive at that time the amounts payable due to a termination without Cause. Such amounts will be paid no later than the end of the calendar year in which the Executive is fully adjudicated to be innocent of the charges. (c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent: (i) a reduction in the Executive's Base Salary; (ii) a material reduction in the Executive's target annual incentive opportunity under any annual incentive compensation or incentive plan or program; (iii) any breach by the Company of any material provision of this Agreement; (iv) the Company's failure to obtain an agreement from any successor to the 6

Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (v) a material, adverse change in the Executive's title, authority, duties or responsibilities (other than a temporary change while the Executive is physically or mentally incapacitated or as required by applicable law); or (vi) relocation of Executive’s principal place of business more than 50 miles from the Company’s executive office currently located in New Canaan, Connecticut, without Executive’s agreement. The Executive cannot terminate her employment for Good Reason unless she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of Executive’s knowledge of the initial existence of such grounds and the Company has had thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Company remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Company does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period. If the Executive does not terminate her employment for Good Reason within sixty (60) days following the expiration of the cure period, then the Executive will be deemed to have waived her right to terminate for Good Reason with respect to such grounds. 5.3 Without Cause or for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive by resignation for Good Reason or by the Company without Cause. In the event of such termination (unless Section 5.5 below is applicable), the Executive shall be entitled to receive the amounts described in Section 5.1(a)(i)- (vi), subject to the Executive's compliance with Section 6, Section 7 and Section 8 of this Agreement. 5.4 Death or Disability. (a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability. (b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following: (i) the Accrued Amounts; and (ii) the treatment of any outstanding equity awards shall be determined in accordance with the terms of applicable plan and the applicable award agreements. 7

(c) For purposes of this Agreement, Disability shall mean that the Executive is entitled to receive long-term disability benefits under the Company's long-term disability plan, or if there is no such plan, the Executive's inability, due to physical or mental incapacity, after Company compliance with any federal or state leave rights or reasonable accommodation rules to substantially perform her duties and responsibilities under this Agreement for ninety (90) days out of any three hundred sixty-five (365) day period; provided however, in the event the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. 5.5 Change in Control Termination. (a) Notwithstanding any other provision contained herein, if the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive's death or Disability), in each case either concurrently with or within twenty-four (24) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive's compliance with Section 6, Section 7 and Section 8 of this Agreement for which the Company assigns significant value in agreeing to this Section 5.5, the Executive shall be entitled to receive the following: (i) a lump sum payment equal to two (2) times the sum of the Executive’s Base Salary and Target Incentive for the year in which the Termination Date occurs, which shall be paid within thirty (30) business days following the expiration of the Release Execution Period; (ii) a payment equal to the product of (i) the Target Incentive for the full calendar year in which the Date of Termination occurs and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year. This amount shall be paid no later than the later of the end of the Release Execution period or March 15th of the year following the year in which the Termination Date occurs; (iii) If the Executive timely and properly elects continuation coverage under COBRA, the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for herself and her dependents and the monthly premium amount paid by similarly situated 8 active executives. Such reimbursement shall be paid to the Executive on the fifteenth (15th) day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (A) the two-year anniversary of the termination date; (B) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (C) the date on which the Executive receives or becomes eligible to receive substantially similar coverage from another employer; and (iv) The terms of any equity incentive plan or award agreements will determine to what extent, if any, such awards are accelerated for vesting and/or exercise periods. (b) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than fifty percent (50%) of the total fair market value or total voting power of the Company's stock and acquires additional stock; or (ii) a majority of the members of the Board of Directors of the surviving Company following the Change in Control were not Directors of the Company before the Change in Control. For purposes of this Agreement, the terms "person" and "acting as a group" shall have the meanings specified in the Internal Revenue Code and the regulations thereunder. In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. The defined circumstances herein are intended to be read to be consistent with the provisions of Section 409A of the Code and the regulations thereunder. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided with respect to COBRA reimbursements, any amounts payable pursuant to this Agreement shall not be reduced by compensation the Executive earns on account of employment with another employer. 5.6 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.4(a) on account of the Executive’s death) shall be communicated by a written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 24. The Notice of Termination shall specify: 9

(a) The termination provision of this Agreement relied upon; (b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (c) The applicable Termination Date. 5.7 Termination Date. The Executive’s Termination Date shall be: (a) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death; (b) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that Executive satisfies the definition of Disability; (c) If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive (subject to any applicable cure period herein); (d) If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to thirty (30) days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered; (e) If the Executive terminates her employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and (f) If the Executive’s employment hereunder terminates because the Company provides notice of non-renewal pursuant to Section 1, the end of the Employment Term. Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A. 5.8 Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided with respect to COBRA reimbursements, any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer. 10

5.9 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date and shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board of Directors (or a committee thereof) of the Company, the Bank or any of their affiliates. 5.10 Section 280G. (a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Executive shall receive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the 280G Payments or (2) one dollar less than the amount of the Payments that would subject the Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the 280G Payments is necessary so that the 280G Payments equal the Safe Harbor Amount and none of the 280G Payments constitute a deferral of compensation within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), then the reduction shall occur in the manner the Executive elects in writing prior to the date of payment. If any 280G Payments constitute Nonqualified Deferred Compensation or if the Executive fails to elect an order, then the 280G Payments to be reduced will be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to you, until the reduction is achieved. (b) All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services. (c) The Executive hereby agrees with the Company and any successor thereto to in good faith consider and take steps commonly used to minimize or eliminate any “parachute payments” within the meaning of Section 280G of the Code if requested to do so by the 11

Company or any successor thereto; provided, however, that the foregoing language shall neither require the Executive to take or not take any specific action in furtherance thereof nor contravene, limit or remove any right or privilege provided to the Executive under this Agreement. 6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s reasonable cooperation post termination of employment. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board and subject to the Executive’s reasonable availability due to her commitment to a new employer or business, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date. 7. Confidential Information. The Executive understands and acknowledges that during the Employment Term, she will have access to and learn about Confidential Information, as defined below. 7.1 Confidential Information Defined. (a) Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to the Company, the Bank or their affiliates, or of any other person or entity that has entrusted information to the Company in confidence. The Executive understands and agrees that Confidential Information includes information developed by her in the course of her employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive or later; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf. (b) Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever except as required in the performance of the Executive's authorized employment duties to the Company; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as 12 required in the performance of the Executive's authorized employment duties to the Company and the Bank. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive understands and acknowledges that her obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after she begins employment by the Company) and shall continue during and after her employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf. Nothing herein shall prevent the Executive from disclosing Contract Information to her personal attorneys, accountants and other advisors, as necessary for the performance of their duties and on a confidential basis. Additionally, nothing herein shall prohibit the Executive from retaining, at any time, her personal correspondence and documents related to her own personal benefits, entitlements and obligations. 8. Restrictive Covenants. 8.1 Acknowledgment. The Executive understands that the nature of the Executive's position may give her access to and knowledge of Confidential Information and places her in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual services she provides to the Company are unique, special or extraordinary. The Executive further understands and acknowledges that the Company’s ability to reserve these services for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. 8.2 Non-competition. Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the term of six (6) months, beginning on the last day of the Executive's employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Executive or the Company (provided that these restrictions shall NOT apply if Executive’s termination occurs because Executive is terminated for CAUSE), the Executive agrees and covenants not to engage in Prohibited Activity within Fairfield or New Haven Counties or any other county in which the Company, the Bank or any of their affiliates maintains as of the Termination Date a branch, loan production office, or mortgage production office and from which the Company does a significant portion of its business. For the purposes of this Agreement, “significant portion of its business” shall mean ten percent (10%) or more of the Company’s total interest income for the most recent full twelve- month period preceding termination is attributable to the office(s) in such county (the “Restricted Area”). Without otherwise limiting the foregoing, the Restricted Area shall not include New York County (Manhattan), New York. Notwithstanding the foregoing and for the avoidance of doubt, nothing herein shall prevent Executive from engaging in any activity with, or holding any financial interest in, a non-competitive affiliate or division of an entity 13 engaged in a business that may engage in a Prohibited Activity, provided, that none of Executive’s activities or financial interests in respect of such non-competitive affiliate or division would be a Prohibited Activity under this Agreement in respect of the entity engaged in a business that competes with Company. For purposes of this Section 8.2: (a) “Prohibited Activity” is activity in which the Executive, directly or indirectly, solely or jointly with any person or persons, as an employee, consultant, or advisor (whether or not engaged in business for profit), or as an individual proprietor, partner, shareholder, director, officer, joint venturer, investor or lender, or in any other capacity: (i) becomes affiliated with any bank or commercial lender headquartered or with branches in the counties in which the Company has branches at the time of employment termination; or (ii) becomes affiliated with a different Community Banking Institution in the Restricted Area; (b) “become affiliated” shall mean, without limitation, engaging, participating, or being involved in any respect in the business of banking (other than as a depositor, borrower or other customer), or furnishing any aid, assistance or service of any kind to any person in connection with the business of the Company, the Bank and any of their affiliates, and shall include without limitation being employed by any Community Banking Institution which has a branch or other place of business in the Restricted Area; and (c) “Community Banking Institution” shall mean a bank with assets equal to or less than five billion dollars. Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the securities or ownership interests of any corporation, partnership or limited liability company, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation, partnership or limited liability company. Notwithstanding the foregoing, the provisions of this Section 8.2 shall not apply in the event the Executive is employed by the Company for the entire Employment Term and the Company determines not to renew or extend this Agreement on substantially similar terms. This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Board of Directors. 8.3 Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, the Bank or any of their Affiliates for the term of one (1) year, beginning on the last day of the Executive's employment with the Company, provided that a general, broad-based solicitation or advertisement not intentionally directed at such employees shall not be deemed to be a violation of this provision. 14

8.4 Non-solicitation of Clients. The Executive understands and acknowledges that because of the Executive's experience with and relationship to the Company, she will have access to and learn about much or all of the clients, prospective clients and referral sources of the Company, the Bank and their affiliates. The Executive understands and acknowledges that loss of these client and referral relationships and/or goodwill will cause significant and irreparable harm. The Executive agrees and covenants, for a period of one (1) year, beginning on the last day of the Executive's employment with the Company, not to directly or indirectly (a) solicit (for services that are competitive with the Company, the Bank or its Affiliates) any actual or prospective client or client-referral source who had a direct or indirect business relationship with the Company, the Bank or any of their Affiliates during the period of time in which the Executive was employed by the Company, it being expressly agreed that soliciting a referral from a prospective client or client-referral source is included within this prohibition; or (b) encourage any such client or client-referral source to turn down, terminate or materially reduce a business relationship with the Company, the Bank or any of their affiliates. 8.5 Non-disparagement. The Executive agrees and covenants that she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company, the Bank, any of their affiliates or their respective businesses, or any of their employees, officers, and existing and prospective clients, and the Company and the Bank will not, and shall cause their Board of Directors and their senior executives not to, at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Executive, provided, however, nothing herein shall prevent a party from (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statements in response to legal or bank regulatory examination process, required governmental testimony or filings, or administrative or arbitral proceedings. 8.6 Non-Interference Covenant. For a period of one (1) year, beginning on the last day of the Executive's employment with the Company, the Executive covenants and agrees that she will not, directly or indirectly and for whatever reason, whether for her own account or for the account of any other person, firm, corporation or other organization: (a) solicit, employ, or otherwise materially interfere with any of the contracts or relationships of the Company, the Bank or any of their affiliates with any employee, officer, director or any independent contractor who is employed by or associated with the Company, the Bank or any of their affiliates as of the Termination Date; or (b) actively solicit or cause to be solicited, or otherwise actively and materially interfere with, any of the contracts or relationships of the Company, the Bank or any of their affiliates with any independent contractor, customer, client or supplier of the Company, the Bank or any of their affiliates. 8.7 Business Materials and Property Disclosure. All written materials, records, and documents made by the Executive or coming into her possession concerning the business or affairs of the Company, the Bank or any of their affiliates shall be the sole property of the Company. Upon termination of her employment with the Company, the Executive shall deliver 15 the same to the Company and shall retain no copies, including but not limited to copies in paper, electronic, digital or any other format. The Executive shall also return to the Company all other property in her possession owned by the Company upon the termination of her employment. The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information. If a court or arbitration panel concludes that the time period of the restriction set forth in this Section 8 is not enforceable or that a specific geographical scope must be stated herein, then the parties agree that such court or arbitration panel may rewrite the time period of this restriction and/or prescribe a geographical restriction to the maximum enforceable time period and geographical area permitted by law. 9. Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by her to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. The Executive further acknowledges that the amount of her compensation reflects, in part, her obligations and the Company's rights under Section 7 and Section 8 of this Agreement; that she has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that she will not be subject to undue hardship by reason of her full compliance with the terms and conditions of Section 7 and Section 8 of this Agreement or the Company's enforcement thereof. 10. Remedies. In the event of a breach or threatened breach by the Executive of Section 7 or Section 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. 11. Arbitration. Any dispute whatsoever relating to the Executive’s employment by the Company, or any other dispute arising out of this Agreement which cannot be resolved by any party upon thirty (30) days’ written notice to the other party, shall be settled by binding arbitration at a mutually agreed location in Fairfield County, Connecticut in accordance with the then prevailing Employment Dispute Resolution Rules of the American Arbitration Association. The judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. It is the purpose of this Agreement, and the intent of the parties hereto, to make the submission to arbitration of any dispute or controversy arising out of this Agreement, as set forth hereinabove, binding upon all parties hereto. This Section 11 shall not in any way restrict the right of the Company to obtain injunctive relief from a court of competent jurisdiction. 16

All arbitration costs and all other costs, including but not limited to reasonable attorneys’ fees, incurred by the Executive in an arbitration proceeding shall be paid by the Company in the event the Executive materially or substantively prevails in such arbitration proceeding. All arbitration costs and all other costs, including but not limited to reasonable attorneys’ fees, incurred by the Company in an arbitration proceeding shall be paid by the Executive in the event the Company materially or substantively prevails in such arbitration proceeding. As part of the judgment rendered by the arbitrators in an arbitration proceeding, the arbitrators shall determine which party (if any) has materially or substantively prevailed in such arbitration proceeding. 12. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Connecticut without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement that is not covered by the Arbitration provision of Section 11 above shall be brought only in a state or federal court located in the state of Connecticut, county of Fairfield. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. 13. Legal Fees. The Company shall pay or reimburse the Executive for all reasonable and documented legal fees incurred by her in connection with the negotiation of this Agreement and any other agreements related to Executive’s employment arrangement with the Company, up to $6,000. 14. Source of Payments: No Duplication of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company or the Bank. Payments pursuant to this Agreement shall be allocated between the Company and the Bank in proportion to the approximate level of activity and the time expended on such activities by the Executive as determined by the Company and the Bank on a quarterly basis, unless the applicable provision of this Agreement specifies that the payment shall be made by either the Company or the Bank. In no event shall the Executive receive duplicate payments or benefits from the Company and the Bank. 15. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. 16. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by Chairperson of the Board of Directors of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. 17

17. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein. 18. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. 19. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. 20. Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation. 21. Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short- term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding any other provision of this Agreement, in the event any payment is to be made during a specified time period following the expiration of the Release Execution Period and the time period for such payment begins in one calendar year and ends in a second calendar year, then such amount shall be payable in the second calendar year. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. 18

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with her termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the "Specified Employee Payment Date"), unless the payment otherwise satisfies the short-term deferral exemption or another exemption under Section 409A of the Code. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. 22. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. 23. Indemnification. (a) In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). (b) During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and senior officers of the Company. 24. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice): 19

If to the Company: Chairperson Compensation Committee Bankwell Financial Group, Inc. 220 Elm Street New Canaan, CT 06840 If to the Executive: Heidi DeWyngaert 4 Laurel Road South Salem, New York 10590- 25. Representations of the Executive. The Executive represents and warrants to the Company that: 25.1 The Executive’s acceptance of employment with the Company and the performance of her duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which she is a party or is otherwise bound. 25.2 The Executive’s acceptance of employment with the Company and the performance of her duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer. 26. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation. 27. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement. 28. Release. No severance payment (or similar payment triggered by termination of employment) shall be due to Executive unless and until her execution of a release of claims in favor of the Company, the Bank and their affiliates and their respective officers and directors in a commercially reasonable form provided by the Company (a "Release") and such Release becoming effective as provided therein ("Release Execution Period"). 29. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THE AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THE AGREEMENT. [SIGNATURE PAGE FOLLOWS] 20

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. BANKWELL FINANCIAL GROUP, INC. By ______________________________/s/ Christopher Gruseke Name: Christopher Gruseke Title: President and Chief Executive Officer BANKWELL BANK By ________________________________/s/ Christopher Gruseke Name: Christopher Gruseke Title: President and Chief Executive Officer EXECUTIVE Signature: ___________________/s/ Heidi S. DeWyngaert Print Name: Heidi S. DeWyngaert 21

SCHEDULE A The Executive’s involvement in the following outside activities is approved: Boards Norwalk Chamber of Commerce Real Estate Finance Association (Fairfield/Westchester) Memberships Connecticut Housing Finance Authority 57589470 v5